Exhibit 99.1

FOR IMMEDIATE RELEASE

Logan Ridge Finance Corporation Reports Second Quarter 2022 Financial Results

Continued to execute on its strategic initiatives by significantly lowering cost of capital and reducing non-interest earning equity exposure

Expects to see the full benefits of these initiatives in the second half of 2022 with improved financial and operational performance

NEW YORK, August 9, 2022 – Logan Ridge Finance Corporation (“LRFC”, “Logan Ridge” or the “Company”) (Nasdaq: LRFC) today announced its financial results for the second quarter ended June 30, 2022.

Management Commentary

Ted Goldthorpe, Chief Executive Officer and President of LRFC, said, “The second quarter of 2022 was transformational for Logan Ridge and marks the first-year anniversary of our stewardship. Although we continue to operate in an uncertain economic environment affected by high inflation and rising interest rates, our portfolio is stable and non-accruals remain low as a percentage of our total portfolio at fair value. Moreover, as a result of the successful execution on our business plan, we have materially lowered our cost of capital by refinancing the entire legacy debt structure at lower rates, eliminated all near-term liability maturities and increased our borrowing capacity. Additionally, we significantly reduced the Company’s exposure to the legacy non-interest earning equity investments, including the successful exit of its largest legacy equity interest in Eastport Holding, LLC on June 29, 2022, which will allow us to reinvest the proceeds into interest earning investments originated by Mount Logan Management, which is part of the BC Partners Credit Platform. With the successful completion of these substantial milestones, the current strength of our portfolio and our commitment to execute on our growth initiatives, we believe we have positioned Logan Ridge well to take advantage of opportunities arising from the current credit environment, which we believe will be an attractive vintage. We are now laser focused on returning the Company to profitability. We expect to see the full benefits of these initiatives starting in the second half of 2022.”

One Year Anniversary Highlights

•

As of June 30, 2022, 42% of the Company’s investment portfolio at fair value was invested in assets originated by Mount Logan Management, part of the BC Partners Credit Platform, with an additional $29.5 million of cash and $34.4 million of unused borrowing capacity available for deployment in investments originated by the BC Partners Credit Platform.

•

Successfully monetized and/or realized $145.4 million of the legacy portfolio we inherited from the former investment adviser through June 30, 2022. This represents approximately 64% of the fair value of the portfolio we inherited.

•

Credit has stabilized and there have been no new non-accruals since Mount Logan Management became the Company’s investment adviser. Further, we successfully exited a non-accrual investment for proceeds of $0.6 million. This position was valued at zero as of June 30, 2021.

•	Received an investment grade credit rating.

•	Refinanced the entire legacy debt structure, materially lowering the cost of capital as previously announced. As a result, the Company has no near-term maturities.

•

Strategically exited the Company’s largest legacy non-interest earning equity interest, Eastport Holdings, LLC. This refinancing and recapitalization transaction significantly reduced the Company’s legacy non-interest earning equity exposure. As a result of this transaction, the Company received $16.5 million in cash and $19.25 million in principal of a new debt security, in exchange for all of its previous debt and equity securities.

•

As of June 30, 2022, the Company’s non-yielding equity portfolio represented 21.7% and 21.4% of the portfolio on a cost and fair value basis, respectively, as compared to 22.9% and 32.3% of the portfolio on a cost and fair value basis, respectively as of June 30, 2021.

•

For the last-twelve-month (“LTM”) period ended June 30, 2022, administration fees reimbursed to the administrator, BC Partners Management LLC, totaled $0.6 million. This compares to $1.4 million reimbursed to the former administrator, Capitala Advisors Corp, for the LTM period ended June 30, 2021.

Selected Second Quarter 2022 Financial Highlights

•

As of June 30, 2022, net asset value was $101.1 million, or $37.31 per share, as compared to $106.2 million, or $39.16 per share, as of March 31, 2022 and $107.1 million, or $39.48 per share, as of December 31, 2021.

•

Net investment loss for the second quarter was $0.9 million as compared to net investment loss of $1.1 million reported in the first quarter of 2022. Net investment loss for the second quarter also includes certain non-recurring incremental financing costs and professional fees totaling $0.3 million. Excluding the impact of these non-recurring items, adjusted net investment loss for the second quarter would have been $0.6 million.

•	As of June 30, 2022, our portfolio consisted of investments in 44 portfolio companies with a fair value of approximately $175.9 million.

•

The Company continued to judiciously redeploy capital generated from exiting the legacy portfolio. During the second quarter, the Company made approximately $30.7 million of investments and had approximately $58.3 million in repayment and exits, resulting in net repayment and sales of approximately $27.6 million for the period. This compares to $16.4 million of investments and approximately $8.4 million in repayments and sales on the first quarter of 2022.

•

Cash and cash equivalents as of June 30, 2022 increased to $29.5 million as compared to $15.8 million as of March 31, 2022, primarily as a result of the Eastport Holdings, LLC refinancing and recapitalization transaction that closed on June 29, 2022.

•

As of June 30, 2022, our debt investment portfolio, which represented 75.0% of our total portfolio at fair value, had a weighted average annualized yield of approximately 8.7% (excluding non-accruals and collateralized loan obligations). This compares to a debt investment portfolio, which represented 68.1% of our total portfolio at fair value, with a weighted average annualized yield of approximately 8.3% (excluding non-accruals and collateralized loan obligations) as of March 31, 2022.

•

As of June 30, 2022, we had debt investments in two portfolio companies on non-accrual status with an aggregate cost of $12.1 million and fair value of $6.4 million, which represented 6.5 % and 3.6% of the investment portfolio, respectively. This compares to debt investments in two portfolio companies on non-accrual status with an aggregate cost of $12.7 million and fair value of $7.0 million, which represented 6.4 % and 3.4% of the investment portfolio, respectively as of March 31, 2022.

•	As of June 30, 2022, our debt-to-equity ratio was 1.0x as compared to 1.2x as of March 31, 2022.

•

Total investment income was $3.3 million for the second quarter of 2022, compared to $5.0 million for the second quarter of 2021. The decline was due primarily to lower average outstanding debt investments.

•

Total expenses for the second quarter of 2022 declined to $4.2 million, compared to $5.0 million for the second quarter of 2021. The decrease in expenses was driven primarily by lower interest and financing fees (decreased by $0.6 million), management fees (decreased by $0.3 million), and other general and administrative costs (decreased by $0.2 million) as compared to the second quarter of 2021.

•	Net investment loss for the second quarter of 2022 was $0.9 million compared to net investment income of less than $0.1 million during the second quarter of 2021.

•	Net realized gain on investments was $15.5 million for the quarter of 2022, compared to $6.9 million during the second quarter of 2021.

•

The Company had a decrease in net assets resulting from operations of $5.0 million, or $(1.86) per share, during the second quarter of 2022. This compares to a net decrease in net asset from operations of $7.6 million, or $(2.79) per share, for the second quarter of 2021.

The following table summarizes the amortized cost and the fair value of investments as of June 30, 2022:

($ in thousands)	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$104,341	55.7%	$97,460	55.4%
Second Lien Debt	8,888	4.7%	8,249	4.7%
Subordinated Debt	26,433	14.1%	26,250	14.9%
Collateralized Loan Obligations	7,160	3.8%	6,296	3.6%
Equity and Warrants	40,703	21.7%	37,598	21.4%

Total	$187,525	100.0%	$175,853	100.0%

The following table summarizes the amortized cost and the fair value of investments as of December 31, 2021:

($ in thousands)	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$103,667	54.4%	$98,251	49.6%
Second Lien Debt	30,048	15.8%	30,190	15.2%
Subordinated Debt	5,050	2.6%	5,050	2.6%
Equity and Warrants	51,717	27.2%	64,698	32.6%

Total	$190,482	100.0%	$198,189	100.0%

Interest Rate Risk

Based on our June 30, 2022 consolidated statement of assets and liabilities, the following table shows the annual impact on net income (excluding the potential related incentive fee impact) of base rate changes in interest rates (considering interest rate floors for variable rate securities) assuming no changes in our investment and borrowing structure:

Basis Point Change ($ in thousands)	Increase (decrease) in interest income	(Increase) decrease in interest expense	Increase (decrease) in net income
Up 300 basis points	$2,834	$(1,235)	$1,599
Up 200 basis points	1,881	(823)	1,058
Up 100 basis points	928	(412)	516
Down 100 basis points	(727)	529	(198)
Down 200 basis points	(1,054)	529	(525)
Down 300 basis points	(1,056)	529	(527)

Conference Call and Webcast

LRFC will discuss these results in a conference call on Wednesday, August 10, 2022 at 10:00 am ET.

To access the call, please dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 9702305.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website, loganridgefinance.com, in the Investor Relations section, under Events and Presentations. The webcast can also be accessed by clicking the following link: Logan Ridge Second Quarter 2022 Conference Call. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle market companies. The Company invests in performing, well-established middle market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. is an alternative asset management company that is focused on public and private debt securities in the North American market. The Company seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. The Company actively sources, evaluates, underwrites, manages, monitors and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For additional information, contact:

Logan Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, NY 10022

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-5046

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Logan Ridge Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of June 30,	As of December 31,
	2022	2021
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $148,331 and $151,543, respectively)	141,954	$129,991
Affiliate investments (amortized cost of $30,344 and $30,089, respectively)	30,271	61,359
Control investments (amortized cost of $8,850 and $8,850, respectively)	3,628	6,839

Total investments at fair value (amortized cost of $187,525 and $190,482, respectively)	175,853	198,189
Cash and cash equivalents	29,489	39,056
Interest and dividend receivable	1,024	929
Prepaid expenses	2,822	3,358
Receivable for unsettled trades	—	685
Other assets	2,951	—

Total assets	$212,139	$242,217

LIABILITIES 2022 Notes (net of deferred financing costs of zero and $46, respectively)	$—	$22,787
2022 Convertible Notes (net of deferred financing costs of zero and $167, respectively)	—	51,921
2026 Notes (net of deferred financing costs and original issue discount of $1,597 and $1,552, respectively)	48,403	48,448
2032 Convertible Notes (net of deferred financing costs and original issue discount of $1,175 and zero, respectively)	13,825	—
KeyBank Credit Facility (net of deferred financing costs of $1,468 and $353, respectively)	39,128	(353)
Management and incentive fees payable	973	1,065
Interest and financing fees payable	707	911
Payable for unsettled trades	7,493	9,265
Accounts payable and accrued expenses	473	1,144

Total liabilities	$111,002	$135,188

Commitments and contingencies
NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 2,711,068 and 2,711,068 common shares issued and outstanding, respectively	$27	$27
Additional paid in capital	188,846	188,846
Total distributable loss	(87,736)	(81,844)

Total net assets	$101,137	$107,029

Total liabilities and net assets	$212,139	$242,217

Net asset value per share	$37.31	$39.48

Logan Ridge Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$2,713	$2,901	$5,655	$6,098
Affiliate investments	185	1,130	345	2,427
Control investments	98	98	193	196

Total interest and fee income	2,996	4,129	6,193	8,721

Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	261	24	347	95
Affiliate investments	46	99	93	198

Total payment-in-kind interest and dividend income	307	123	440	293

Dividend income:
Non-control/non-affiliate investments	—	560	—	560
Affiliate investments	—	—	—	155

Total dividend income	—	560	—	715

Other income:
Non-control/non-affiliate investments	—	174	8	174
Affiliate investments	—	58	—	67

Total other income	—	232	8	241

Total investment income	3,303	5,044	6,641	9,970

EXPENSES
Interest and financing expenses	2,131	2,728	4,319	5,765
Base management fee	973	1,272	2,001	2,670
Directors expense	120	103	223	206
Administrative service fees	131	350	251	700
General and administrative expenses	877	557	1,826	1,378

Total expenses	4,232	5,010	8,620	10,719

NET INVESTMENT (LOSS) INCOME	(929)	34	(1,979)	(749)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	15,503	4,732	15,466	(9,291)
Affiliate investments	—	2,215	—	2,215

Net realized gain (loss) on investments	15,503	6,947	15,466	(7,076)
Net change in unrealized (depreciation) appreciation on investments:
Non-control/non-affiliate investments	(16,495)	(12,774)	(17,645)	10,438
Affiliate investments	174	60	1,477	4,032
Control investments	(3,287)	(1,006)	(3,211)	(1,030)

Net change in unrealized (depreciation) appreciation on investments	(19,608)	(13,720)	(19,379)	13,440

Total net realized and change in unrealized (loss) gain on investments	(4,105)	(6,773)	(3,913)	6,364

Net realized loss on extinguishment of debt	—	(815)	—	(815)

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(5,034)	$(7,554)	$(5,892)	$4,800

NET (DECREASE) INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC & DILUTED	$(1.86)	$(2.79)	$(2.17)	$1.77
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC & DILUTED	2,711,068	2,711,068	2,711,068	2,711,068
DISTRIBUTIONS PAID PER SHARE	$—	$—	$—	$—